UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

September 17, 2001
(Date of Report)

ALASKA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)
Commission file number 1-8957

Delaware (State or other jurisdiction of incorporation or organization)	91-1292054 (I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)

(206) 431-7040
(Registrant's telephone number)

ITEM 9. Regulation FD Disclosure

FORWARD-LOOKING INFORMATION

    This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by phrases such as "will," "should," "the Company believes," "we expect" or any other language indicating a prediction of future events. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of these factors, please see Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The Company expressly disclaims any duty to update these projections, and makes no representation as to their continued accuracy in the event it does not provide such updates.

Recent Developments

    On September 11, 2001, the United States was attacked by terrorists using hijacked jets of two other U.S. airlines. The Federal Aviation Administration (FAA) shut down all commercial airline flight operations for September 11 and 12. Alaska Airlines (Alaska) and Horizon Air resumed flight operations at reduced levels on September 13. Alaska and Horizon expect to operate 75% of their flight schedules on September 17.

    On September 13, 2001, as a result of the terrorist attack, Standard and Poors announced it was placing its long-term credit ratings of all U.S. airlines and their related entities on Credit Watch with negative implications.

Cash Position

    As of the beginning of business on September 17, 2001, Alaska Air Group had approximately $440 million of cash and marketable securites. In addition, Alaska has recently obtained another $150 million of cash under its credit facility.

Signature

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC. Registrant
Date: September 17, 2001
/s/ BRADLEY D. TILDEN Bradley D. Tilden Vice President/Finance and Chief Financial Officer